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                                                                     EXHIBIT 6.1

                                 ARMITEC, INC.
              UNANIMOUS WRITTEN CONSENT BY THE BOARD OF DIRECTORS

         The undersigned, constituting all of the directors of Armitec, Inc. (the "Corporation"), a Delaware corporation, by affixing their signatures hereto, do hereby consent to and take the following action and adopt the following resolutions, as if the same had been done at a meeting of the Board of Directors duly called and held:

         RESOLVED, that pursuant to the Plan and Agreement to Exchange Stock by and among Armitec.com, Inc., the Armitec.com shareholders, and Armitec, Inc., dated September 15, 2000, (the "Share Exchange") the following persons have resigned in all capacities as corporate officers and directors of the Corporation as of the closing of the Share Exchange;

         William S. Bryant

         Donald C. Carman

         FURTHER RESOLVED, that the resignation of William S. Bryant and Donald C. Carman as officers and directors of the Corporation is hereby accepted effective as of the closing of the Share Exchange.

         IN WITNESS WHEREOF, the undersigned have executed this consent as of the 6th day of November, 2000.


                                      By /s/ William S. Bryant
                                         -------------------------------
                                         William S. Bryant


                                      By /s/ Donald C. Carman
                                         -------------------------------
                                         Donald C. Carman


                                      Constituting all of the directors
                                      of Armitec, Inc.